EXHIBIT 99.2

Exide Technologies Appoints E.J. O'Leary as President and Chief Operating Officer

MILTON, Ga., Nov. 5, 2009 (GLOBE NEWSWIRE) -- Exide Technologies, (Nasdaq:XIDE) (www.exide.com), a global leader in stored electrical-energy solutions, today announced that Gordon Ulsh, President and Chief Executive Officer, has ceded the title of President to E.J. O'Leary. Effective immediately, Mr. O'Leary becomes President and Chief Operating Officer of Exide Technologies. He has served the Company as Executive Vice President and Chief Operating Officer since August 2007. Mr. Ulsh will continue serving as the Company's Chief Executive Officer.

In his expanded role, Mr. O'Leary now is responsible for the Company's operations in the Asia Pacific region, Europe and North America as well as all Global Procurement, Global Research, Development and Engineering functions. Exide's newly-announced ReStore Energy Systems division also will report to Mr. O'Leary.

"E.J. has been instrumental in helping Exide grow stronger operationally during the past two years in his role as Executive Vice President and Chief Operating Officer," said Gordon Ulsh. "Now, the timing is pivotal for us to consolidate responsibilities for even greater synergy across the Company. This move will allow Exide to take best advantage of E.J.'s depth of talent and knowledge in four main areas of our business -- our people, our processes, our partners, and our products -- all of which have worked together to help our Company earn new respect in the global marketplace."

O'Leary's career has spanned more than 30 years in the automotive and industrial industries. Between 2005 and 2007, O'Leary served Exide as President, Transportation - Americas. Before joining Exide, he served as President - The Americas at Oetiker, Inc. His career also includes senior management positions at iStar Systems, Federal-Mogul, Cooper Industries, and Tenneco Automotive.

About Exide Technologies

Exide Technologies, with operations in more than 80 countries, is one of the world's largest producers and recyclers of lead-acid batteries. The Company's four global business groups - Transportation Americas, Transportation Europe and Rest of World, Industrial Energy Americas and Industrial Energy Europe and Rest of World -- provide a comprehensive range of stored electrical energy products and services for industrial and transportation applications.

Transportation markets include original-equipment and aftermarket automotive, heavy-duty truck, agricultural and marine applications, and new technologies for hybrid vehicles and automotive applications. Industrial markets include network power applications such as telecommunications systems, electric utilities, railroads, photovoltaic (solar-power related) and uninterruptible power supply (UPS), and motive-power applications including lift trucks, mining and other commercial vehicles.

Further information about Exide, including its financial results, is available at www.exide.com.

The Exide Technologies logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5067

About ReStore Energy Systems

ReStore Energy Systems, a division of Exide Technologies, is a developer and manufacturer of industry-leading, renewable energy storage solutions and high-performance, large-capacity lithium ion energy systems. The division's expertise lies in large-scale storage for grid-connected renewable energy; off-grid renewable power generation and storage; and new applications for lithium ion batteries. Further information about ReStore Energy Systems is available at www.restoreenergysystems.com.

Forward-Looking Statements

Except for historical information, this press release may be deemed to contain "forward-looking" statements. The Company desires to avail itself of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 (the "Act") and is including this cautionary statement for the express purpose of availing itself of the protection afforded by the Act.

Examples of forward-looking statements include, but are not limited to (a) projections of revenues, cost of raw materials, income or loss, earnings or loss per share, capital expenditures, growth prospects, dividends, the effect of currency translations, capital structure, and other financial items, (b) statements of plans and objectives of the Company or its management or Board of Directors, including the introduction of new products, or estimates or predictions of actions by customers, suppliers, competitors or regulating authorities, (c) statements of future economic performance, and (d) statements of assumptions, such as the prevailing weather conditions in the Company's market areas, underlying other statements and statements about the Company or its business.

Factors that could cause actual results to differ materially from these forward looking statements include, but are not limited to, the following general factors such as: (i) the Company's ability to implement and fund based on current liquidity business strategies and restructuring plans, (ii) unseasonable weather (warm winters and cool summers) which adversely affects demand for automotive and some industrial batteries, (iii) the Company's substantial debt and debt service requirements which may restrict the Company's operational and financial flexibility, as well as imposing significant interest and financing costs, (iv) the litigation proceedings to which the Company is subject, the results of which could have a material adverse effect on the Company and its business, (v) the realization of the tax benefits of the Company's net operating loss carry forwards, which is dependent upon future taxable income, (vi) the fact that lead, a major constituent in most of the Company's products, experiences significant fluctuations in market price and is a hazardous material that may give rise to costly environmental and safety claims, (vii) competitiveness of the battery markets in the Americas and Europe, (viii) risks involved in foreign operations such as disruption of markets, changes in import and export laws, currency restrictions, currency exchange rate fluctuations and possible terrorist attacks against U.S. interests, (ix) general economic conditions, (x) the ability to acquire goods and services and/or fulfill labor needs at budgeted costs, (xi) the Company's reliance on a single supplier for its polyethylene battery separators, (xii) the Company's ability to successfully pass along increased material costs to its customers, (xiii) the loss of one or more of the Company's major customers for its industrial or transportation products, (xiv) recently adopted U.S. lead emissions standards and the implementation of such standards by applicable states, and (xv) the ability of the Company's customers to pay for products and services in light of liquidity constraints resulting from global economic conditions and restrictive credit markets, and (xvi) those risk factors described in the Company's fiscal 2009 Form 10-K filed on June 4, 2009 and the Company's Quarterly Report on Form 10-Q for the period ended September 30, 2009.

The Company cautions each reader of this report to carefully consider those factors set forth above. Such factors have, in some instances, affected and in the future could affect the ability of the Company to achieve its projected results and may cause actual results to differ materially from those expressed herein.

CONTACT:  J.Addams & Partners, Inc.
          Media Contacts:
          Jeannine Addams
            jfaddams@jaddams.com
          Kristin Wohlleben
            kwohlleben@jaddams.com
          404/231-1132

          Exide Technologies
          Investor Contact:
          Carol Knies, Senior Director of Investor Relations
          678/566-9316
          carol.knies@exide.com